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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of report (Date of earliest event reported):  August 29, 1997

                         HEARST-ARGYLE TELEVISION, INC.
             (Exact Name of Registrant as Specified in its Charter)

       Delaware                     0-2700                   74-2717523
    (State or Other               (Commission               (IRS Employer
    Jurisdiction of               File Number)          Identification Number)
     Incorporation

                               888 Seventh Avenue
                           New York, New York  10106
               (Address of Principal Executive Offices)(Zip Code)

              Registrant's telephone number, including area code:
                                 (212) 649-2300
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ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

         On October 14, 1997, Hearst-Argyle Television, Inc. ("Hearst-Argyle" or the "Company") terminated its relationships with its independent auditors, Ernst & Young LLP ("E&Y"). In addition, on October 15, 1997 the Company engaged Deloitte & Touche LLP ("Deloitte & Touche") as its new independent auditors. The Company's termination of its relationship with E&Y and the appointment of Deloitte & Touche was approved by the Company's Board of Directors upon the recommendation of the Audit Committee of the Board of Directors.

         E&Y's reports on the Company's financial statements during the two most recent fiscal years preceding the date hereof did not contain an adverse opinion, disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

         During the two most recent fiscal years preceding the date hereof, there were no reportable events as contemplated by Item 304 of Regulation S-K and no disagreements between the Company and E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y would have caused it to make reference to the subject matter of the disagreement in its report.

         The Company has requested E&Y to provide a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter is filed as an Exhibit to this Form 8-K.

ITEM 5.  OTHER EVENTS.

         Merger Consideration Elections and Allocations. As previously reported on the Current Report on Form 8-K dated August 29, 1997, filed with the Securities and Exchange Commission (the "SEC") on September 15, 1997, as amended by Current Report on Form 8-K/A dated August 29, 1997, filed with the SEC on September 26, 1997, on August 29, 1997, The Hearst Corporation, a Delaware corporation ("Hearst"), contributed its television broadcast group (the "Hearst Broadcast Group") to Argyle Television, Inc., a Delaware corporation ("Argyle"), and merged a wholly- owned subsidiary of Hearst with and into Argyle, with Argyle as the surviving corporation (renamed "Hearst-Argyle Television, Inc."). The contribution (the "Contribution") and merger (the "Merger") were consummated pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of March 26, 1997 (the "Merger Agreement"), among Hearst, HAT Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Hearst, HAT Contribution Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Hearst, and Argyle.

         At the effective time of the Merger (the "Effective Time") on August 29, 1997, Hearst received 38,611,001 shares of Series B Common Stock, $.01 par value, of the Company (the "Series B Common Stock") and holders of the existing Series A Common Stock, $.01 par



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value, of Argyle (the "Argyle Series A Common Stock") received, at their election, (i) one share of Series A Common Stock, $.01 par value, of the Company (the "Series A Common Stock"), (ii) $26.50 in cash or (iii) a combination of 0.5 share of Series A Common Stock and $13.25 in cash, subject to certain limitations and allocation provisions. In addition, the holders of options to purchase Argyle Series A Common Stock received, at their election,
(i) a new option to purchase the same number of shares of Series A Common Stock of the Company (a "Rollover Option") or (ii) the same consideration that a holder of Argyle Series A Common Stock could elect to receive in the Merger but after subtracting the exercise price of such option, subject to certain limitations and allocation provisions.

         As a result of the foregoing elections and the limitations and allocation provisions of the Merger Agreement, the aggregate cash consideration payable in the Merger was approximately $98 million, and the Company issued a total of 8,277,054 shares of its Series A Common Stock to the former holders of Argyle Series A Common Stock and to the former holders of Argyle stock options, and the Company issued Rollover Options to purchase a total of 230,275 shares of its Series A Common Stock to former holders of Argyle stock options. Accordingly, immediately after the Effective Time, the Company had outstanding a total of 8,277,054 shares of Series A Common Stock and 38,611,002 shares of Series B Common Stock. The shares of Series B Common Stock held by Hearst represented at that time 82.35% of all such shares of Series A Common Stock and Series B Common Stock considered as one class.

         Certain Merger Agreement Adjustments. Pursuant to the Merger Agreement, within sixty days after the Effective Time, Hearst is required to deliver a balance sheet as of such date for the Hearst Broadcast Group and a calculation of the amount, if any, by which the total current assets included therein exceeded the total current liabilities included in the Contribution (the "Parent Station Net Assets"). Within thirty days thereafter, the Company is required to pay to Hearst, or Hearst is required to pay to the Company, the amount by which the Parent Station Net Assets are greater or less, respectively, than $30 million. The payment is required to be in cash, except that if the payment is by the Company to Hearst, the Merger Agreement further provides that Hearst may elect to receive all or any portion of such payment in shares of the Company's Series B Common Stock, valued at $26.50 per share. As of the date hereof, Hearst has not delivered to the Company the balance sheet and calculation of Parent Station Net Assets. However, based upon discussions between the Company and Hearst, the Company estimates that the Parent Station Net Assets are approximately $73 million and, based upon Hearst's indication that it will elect to receive its adjustment amount in shares of Series B Common Stock, the Company expects to issue approximately
1.65 million additional shares of Series B Common Stock to Hearst.

         In connection with the closing of the Merger Agreement, the Company and Hearst mutually agreed to waive a provision in the Merger Agreement which would have excluded cash held by the Hearst Broadcast Group from the Contribution and the Parent Station Net Assets. Accordingly, the Contribution included, and the current assets used to calculate the Parent Station Net Assets will include, approximately $26 million in cash.



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         1997 Stock Option Grants.  In August 1997, the Company awarded non-qualified stock options to purchase a total of 1,560,000 shares of the Company's Series A Common Stock to a total of twenty-six key employees of the Company (including options to purchase the following numbers of shares for certain executive officers of the Company: Bob Marbut, Chairman and Co-Chief Executive Officer - 300,000; David Barrett, Executive Vice President and Chief Operating Officer - 230,000; Anthony J. Vinciquerra, Executive Vice President - 150,000; Dean H. Blythe, Senior Vice President - Corporate Development, Secretary and General Counsel - 100,000; Harry T. Hawks, Senior Vice President and Chief Financial Officer - 100,000; and Ibra Morales, Senior Vice President
- Sales - 100,000). The exercise price per share for such awards is $26.50. Each employee's award is divided into two for purposes of vesting as follows:
(i) options to acquire 50% of such shares automatically vest on August 12, 2000 and (ii) options to acquire the remaining 50% of such shares vest in one third increments if the market price of the Company's Series A Common Stock for 10 consecutive trading days is equal to or greater than $31, $37 and $43; provided, however, that all options which have not previously vested will automatically vest on August 12, 2006 or, if earlier, upon the occurrence of a "change of control"(as such term is defined in the Company's 1997 Stock Option
Plan).

         The Company also awarded non-qualified stock options to those directors who are not employees of Hearst or the Company for the following numbers of shares: William R. Hearst III - 4,000; Virginia H. Randt - 4,000; David Pulver - 5,000; and Caroline Williams - 5,000. The exercise price per share for such awards is $26.50 and such options become exercisable on August 12, 1999.

         Related Party Agreements. Prior to the Effective Time, Hearst and the Company entered into the following agreements and arrangements which either were required as conditions to the closing of the Merger Agreement or were entered into in connection with the transactions contemplated thereby:

         Management Agreement. As a condition to each party's obligation to effect the Contribution and the Merger, Hearst and the Company entered into a Management Services Agreement pursuant to which the Company will provide certain management services (i.e., sales, news, programming, legal, financial, accounting, engineering and promotion services) with respect to WWWB-TV (Hearst's owned television station in Tampa, Florida), WBAL(AM) and WIYY-FM (Hearst's owned AM/FM radio stations in Baltimore, Maryland), and WPBF-TV (Hearst's owned television station in West Palm Beach, Florida, which it acquired from Paxson Communications Corporation on July 31, 1997). In addition, the Company will provide certain management services to Hearst in order to allow Hearst to fulfill its obligations under the Program Services and Time Brokerage Agreement between Hearst and the permittee of KCWB-TV (a Kansas City, Missouri, television station). Hearst may also add to such managed stations any additional broadcast stations which it may acquire (or for which it enters into a time brokerage agreement) during the term of the Management Services Agreement.

         The management fee for the services provided to these stations will be an amount equal to the greater of (i) (x) $50,000 for Hearst's radio stations (counted as a single


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property) and $50,000 for KCWB-TV, or (y) for all others (including WWWB-TV and
WPBF-TV), $100,000 per station, and (ii) a specified percentage of the positive broadcast cash flow from each such property (ranging from 20% for the first year to 50% for the fourth year and thereafter). Hearst also will reimburse the Company for its direct operating costs and expenses incurred with unrelated third parties and amounts paid on behalf of a managed station under the Services Agreement described below. Corporate overhead will not be reimbursed except to the extent it had historically been treated as an operating expense by Hearst in calculating broadcast cash flow for a station. The term of the Management Agreement commenced at the Effective Time and will continue for each station, respectively, until the earlier of (i) Hearst's divestiture of the station to a third party; (ii) if applicable, the exercise of the option granted to the Company to acquire certain of the stations pursuant to the Option Agreement described below; or, (iii) five years after the Effective
Time; provided, however, that Hearst will have the right to terminate the Management Services Agreement as to a particular station covered by an option or right of first refusal under the Option Agreement at any time upon 90 days prior written notice if the option period or right of first refusal period, as applicable, has expired without having been exercised. The Management Services Agreement will also terminate if Hearst ceases to own a majority of the Company's voting common stock or to have the right to elect a majority of the Company's directors.

         Television Station Option Agreement. As a condition to each party's obligation to effect the Contribution and the Merger, Hearst and the Company entered into an Option Agreement with Hearst pursuant to which Hearst granted to the Company an option to acquire WWWB-TV and Hearst's interests (which interests include an option to acquire the station) with respect to KCWB-TV (together with WWWB-TV, the "Option Properties"), as well as a right of first refusal for a period of 36 months starting at the Effective Time with respect to WPBF-TV (if such station is proposed by Hearst to be sold to a third party). The option period for each Option Property will be from 18 to 36 months following the Effective Time, and the purchase price will be the fair market value of such station based upon agreement between the parties or, if either party so elects, an independent third-party appraisal, subject to certain specified parameters. If Hearst elects to sell an Option Property prior to the commencement of, or during, the option period, the Company will have a right of first refusal to acquire such Option Property. Hearst may elect to receive the purchase price in either cash or shares of stock of the Company. The exercise of the option and the right of first refusal will be by action of the independent directors of the Company, and any option exercise may be withdrawn by the Company after receipt of the appraisal described above.

         Radio Facilities Lease. As a condition to each party's obligation to effect the Contribution and the Merger, Hearst and the Company entered into a Studio Lease Agreement pursuant to which Hearst leased from the Company premises for WBAL(AM) and WIYY-FM, Hearst's Baltimore, Maryland, radio stations. The term of the lease commenced at the Effective Time and will continue as to the space occupied by each radio station, respectively, until the earlier of (i) Hearst's divestiture of the radio station to a third party, in which case either party (i.e., the Company or the buyer of the station) will be entitled to terminate the lease with respect to that station upon certain prior written notice or (ii) 36 months following the Effective Time. The leased premises are those premises occupied by each radio station as of the Effective Time. The rent under the lease is the sum of those amounts payable to



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the Company under the Management Services Agreement described above for managing the radio stations plus the annual costs related to such services (which costs are required to be substantially similar to those historically allocated by Hearst to the stations).

         Services Agreement. At the closing of the Merger Agreement, Hearst and the Company entered into a Services Agreement pursuant to which Hearst will provide the Company with certain administrative services, including accounting, financial, tax, legal, insurance, data processing and employee benefits. The fees for such services are based on fixed and variable transaction amounts negotiated between Hearst and the Company, subject to adjustment beginning in 1999, to reflect changes in costs or other assumptions used to establish such fees, or at any time, to reflect the acquisition or disposition of a television or radio station. The initial term of the Services Agreement will expire on December 31, 1998 and thereafter is subject to one year renewals unless terminated on six months' notice. Although the Company believes that such terms are reasonable, there can be no assurance that more favorable terms would not be available from unaffiliated third parties.

         Benefit Plan Arrangements. As of the Effective Time, the Company established defined benefit pension plans substantially similar to the Hearst Corporation Retirement Plan (the "Hearst Plan") and The Hearst Corporation Supplemental Retirement Plan and the other defined benefit plans in which employees of the Hearst Broadcast Group participated immediately prior to the Merger. At the Effective Time, all employees of the Company who previously were employees of the Hearst Broadcast Group and participating in Hearst's defined benefit plans, including Mr. David Barrett, the Company's Executive Vice President and Chief Operating Officer, became participants in these new defined benefit plans. It is currently anticipated that effective January 1, 1998, all remaining employees of the Company (in essence, certain executive officers of the Company and the other employees of the Company prior to the Effective Time) will be eligible to participate in these new defined benefit plans. The incremental annual cost of participation in the new defined benefit plans by the employees of the Company prior to the Effective Time is estimated to be approximately $800,000. At the Effective Time, the Company and Hearst entered into an Agreement which provides for a transfer as soon as practicable after the Effective Time from the Hearst Plan to the Company's defined benefit pension plan of plan assets having a value equal to $35.8 million in excess of the obligations that existed at the time of establishment of the Company's new defined benefit plans. Such a transfer would result in an approximately $3.8 million per year reduction in future expense associated with the new Hearst-Argyle defined benefit plans. The transfer of such assets and the assumption of such liabilities has not occurred as of the date hereof. The Agreement also provides for the issuance to Hearst of one million shares of the Company's Series B Common Stock.

         The Agreement also provides that the Company will assume sponsorship of certain pension plans for the benefit of union employees at the WCVB (Boston, Massachusetts) and KMBC (Kansas, Missouri) television stations. The Agreement provides that it will not be effective unless it is ratified by the Board of Directors of Hearst on or before December 31, 1997, which ratification has not been submitted to Hearst's Board as of the date hereof.



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         Marbut Employment Agreement. As of August 12, 1997, the Company
entered into an Employment Agreement with Bob Marbut, the Company's Chairman of the Board and Co-Chief Executive Officer, for a term commencing at the Effective Time and ending on December 31, 2000. Pursuant to the Employment Agreement, Mr. Marbut is entitled to an initial base salary of $650,000 (subject to review for an increase by the Company beginning in calendar year
1999) and a bonus in an amount and on the basis of criteria to be established by the Compensation Committee of the Company's Board of Directors. The bonus is subject to a maximum equal to seventy-five percent of the base salary for that year, with a "target" bonus equal to forty percent of the base salary, subject to the Committee's discretion to increase such percentages. Mr. Marbut's employment terminates upon his death and may be terminated by the Company upon his "disability" or for "cause" or "without cause" (in each case, as defined in the Employment Agreement). Mr. Marbut may terminate his employment voluntarily with "good reason" or "without good reason" (in each case, as defined in the Employment Agreement). In the event of a termination by the Company "without cause" or by Mr. Marbut with "good reason," Mr. Marbut is entitled to receive a lump sum payment equal to his base salary and target bonus for the longer of the then- remaining term of the Employment Agreement or one year.

         The Employment Agreement also provides for certain perquisites and the award of options to purchase 300,000 shares of the Company's Series A Common Stock, subject to vesting as described above under "1997 Stock Option Plan Grants," except that if Mr. Marbut's employment is terminated "without cause" on or after September 1, 1998, options to acquire 16 2/3% of such shares become exercisable upon such termination or if Mr. Marbut's employment is terminated "without cause" on or after September 1, 1999, options to acquire 33 1/3% of such shares become exercisable upon such termination.

         The Employment Agreement contains a covenant by Mr. Marbut against solicitation of the Company's employees, independent contractors, customers, agencies, or advertisers for two years following termination of his employment for any reason and, in the case of a termination by the Company for "cause" or by Mr. Marbut without "good reason" a covenant by Mr. Marbut against directly competing with the Company for a period equal to the lesser of two years and the remainder of the term of the Agreement.

         Redemption of Senior Subordinated Notes due 2005. As a result of the Merger, a "change of control" occurred for purposes of the Company's $150 million aggregate principal amount 9-3/4% Senior Subordinated Notes due 2005 (the "Notes"). Pursuant to the requirements of the Indenture for the Notes, on September 26, 1997 the Company commenced an offer to repurchase such Notes for cash at 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. The tender offer currently expires on October 27, 1997. Based on the most recent "asked" quotations for the Notes and similar prior quotations, the Company anticipates that if prior to the expiration date, prevailing interest rates remain relatively stable and there are no material adverse developments with respect to the Company, the then holders of the Notes will not accept such offer.

         The Indenture for the Notes provides that the Company may redeem the Notes at any time during the 180-day period following the completion of the repurchase offer described



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above.  The redemption price is equal to the sum of (i) the principal amount thereof, plus (ii) accrued and unpaid interest to the redemption date, plus
(iii) the Applicable Premium (as hereinafter defined).

         "Applicable Premium" is defined in the Indenture to mean the greater of (i) 1.0% of the then outstanding principal amount of the Note to be redeemed and (ii) (a) the sum of the present values, discounted for all full semiannual periods at a discount rate equal to one-half multiplied by the Treasury Rate (defined in the Indenture to mean the yield-to-maturity of United States Treasury securities with a constant maturity most nearly equal to the then remaining "weighted average life to maturity" (as defined in the Indenture) of the Notes, subject to certain exceptions) plus 75 basis points (except that the discount rate for the period from the redemption date to the next interest payment date is subject to a different calculation in the Indenture), of (I) the remaining payments of interest on such Note and (II) the payment of the principal amount that, but for such redemption, would have been payable on such Note at stated maturity, minus (b) the then outstanding principal amount of such Note, minus, (c) accrued and unpaid interest paid on the redemption date.

         In addition, up to $45 million of the aggregate principal amount of the Notes outstanding on the date of the Indenture may be redeemed at any time on or prior to November 1, 1998 at the option of the Company within 180 days following one or more Public Equity Offerings (as defined below) by the Company from the net proceeds of such offering or offerings, at a redemption price equal to 109.75% of the principal amount, together with accrued and unpaid interest, if any, to the redemption date; provided that after giving effect to any such redemption, at least $105 million aggregate principal amount of the Notes remains outstanding.

         "Public Equity Offering" is defined in the Indenture to mean an underwritten offer and sale of the Company's common stock to the public pursuant to a registration statement (other than in connection with any benefit plan) that has been declared effective by the SEC.

         The Company has filed a shelf registration statement with the SEC to register 11.5 million shares of common stock and $600 million of debt securities. If the Company determined to issue and sell the equity securities covered by such registration statement, the Company currently intends to apply a portion of the net proceeds of such offering towards the redemption or repurchase of those Notes that are not tendered in the repurchase offer described above. Since the amount of the Applicable Premium referred to above is dependent on prevailing interest rates, the Company is unable to predict whether it would redeem the Notes pursuant to the Indenture provisions described above or would repurchase the Notes in the open market, in privately negotiated purchases or pursuant to a tender offer.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)     Exhibits.

         10.1 Employment Agreement, dated as of August 12, 1997, between Hearst-Argyle Television, Inc. and Bob Marbut.



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         10.2    Management Services Agreement, dated as of August 29, 1997, between The Hearst Corporation and Argyle Television, Inc.

         10.3 Option Agreement, dated as of August 29, 1997, between The Hearst Corporation and Argyle Television, Inc.

         10.4 Studio Lease Agreement, dated as of August 29, 1997, between The Hearst Corporation and Argyle Television, Inc.

         10.5 Services Agreement, dated as of August 29, 1997, between The Hearst Corporation and Argyle Television, Inc.

         16.1 Letter from Ernst & Young LLP to the Securities and Exchange Commission pursuant to Item 304(a)(3) of Regulation S-K.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    HEARST-ARGYLE TELEVISION, INC.




Date:  October 16, 1997              By:     /s/ Dean H. Blythe
                                             -----------------------------------
                                             Dean H. Blythe
                                             Senior Vice President-
                                             Corporate Development
                                             Secretary and General Counsel



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